Exhibit 4.3

THESE SECURITIES AND THE SECURITIES INTO WHICH THEY CONVERT HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXE:MPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AND COMPANY RESTRICTIONS.

FORM OF 10% CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, The Chron Organization, Inc., a Nevada corporation, its successors and assigns (the “Company) promises to pay to the order of [_________], a [_____] corporation (“Holder”), in immediately available funds, the aggregate principal amount set forth below (the “Principal Amount”), plus all accrued interest thereon, in accordance with the terms of this Convertible Promissory Note (“Note”).

EFFECTIVE DATE:	[_______]
PRINCIPAL AMOUNT:	$[_____]
ORIGINAL ISSUANCE DISCOUNT:	[__]% of principal amount
NET PROCEEDS TO THE COMPANY:	$[_____]
MATURITY DATE:	[______]

1.	INCORPORATION. This Note is being issued pursuant to the terms of that certain Loan Agreement, dated as of [_______] by and between the Company and the Holder (the “Loan Agreement”). If not otherwise defined herein, all capitalized terms herein shall have the meanings given to them in the Loan Agreement. Further, all of the terms, representations, warranties, agreements, covenants and conditions set forth in the Loan Agreement are incorporated herein by reference. To the extent that there is a conflict between any condition, term or provision of this Note and the Loan Agreement, the conditions, terms, and provisions set forth herein shall specifically supersede the conflicting conditions, provisions and/or terms in the Loan Agreement.

2.	PAYMENT All outstanding principal shall be due [_______] from the Effective Date (“Maturity Date”). If at the Maturity Date all or a portion of the Note has not been converted into common stock of the Company, the Company shall have three (3) days after the Maturity Date to deliver payment of the balance of the Note to the Holder. Payment shall be made at Holder’s address at 7951 SW 6th Street, Suite 216, Plantation, FL 33324, or as otherwise directed by Holder.

3.	INTEREST Interest shall be accrued on the unpaid principal balance of this Note at the annual rate of [_______] until the entire Principal Amount is paid in full. Interest shall not be compounded and shall be computed on the basis of a three hundred sixty (360) day year comprised of twelve (12) months of thirty (30) days each, with any calculation based upon a partial month of less than thirty (30) days based on actual days lapsed. The Company will make interest payments every six months, with the first interest payment due six (6) months from the Effective Date hereof and on each 6 months from such date until all interest and outstanding principal is paid in full.

4.	PREPAYMENT. The Company may, at its option, at any time and from time to time, prepay all or any part of the principal balance of this Note before the Maturity Date, with a penalty or premium equal to [__]% of the sum of any outstanding Principal and any interest accrued as of the prepayment date; provided, that it shall provide Holder with fifteen (15) days’ advanced written notice of its intent to prepay this Note. Holder shall have the option to elect to convert this Note per the terms of this Note at any time prior to the Company’ s prepayment. Any partial prepayments would be applied to accrued interest balance first.

5.	REORGANIZATION In case of any consolidation or merger of the Company with or into any other corporation, entity or person, or any other corporate reorganization, in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a “Reorganization”), then, in each case, the Holder of this Note, on conversion hereof at any time after the consummation or effective date of such Reorganization (the “Reorganization Date”), shall receive, in lieu of the shares of stock or other securities at any time issuable upon the conversion of this Note issuable on such conversion prior to the Reorganization Date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon the Reorganization Date if such Holder had converted this Note immediately prior thereto. The Company shall ensure that the surviving entity in any Reorganization specifically assumes the Company’s obligations under this Note and the Loan Agreement.

6.	CONVERSION Upon written notice (“Conversion Notice”), at any time or from time to time, the Holder at its sole option, may convert the outstanding Principal Amount of this Note, or any portion of the Principal Amount hereof, and any accrued interest, in whole or in part, into shares of the common stock of the Company (the “ Common Stock”). Any amount so converted will be converted into common stock of the Company at a price of [__]% of the lowest trading price on the primary trading market on which the Company’ s Common Stock is quoted for the twenty (20) trading days immediately prior to but not including the Conversion Date (“Conversion Price”), however, in no case shall the Conversion Price be less than $[___] per share. Notwithstanding any other provision of this Note, the Holder may not convert this Note if such conversion would cause Holder’s beneficial ownership (as defined by Section 13(d) of the Securities Exchange Act of 1934, as amended) of the Company to exceed 4.9% of its total issued and outstanding common or voting shares. Upon not less than sixty-one (61) days advance written notice, at any time or from time to time, the Holder at its sole discretion, may waive this 4.9% conversion limit. However, the Holder agrees not to convert this Note if such conversion would cause Holder’s beneficial ownership (as defined by Section 13(d) of the Securities Exchange Act of l934, as amended) of the Company to exceed 9.9% of its total issued and outstanding common or voting shares. Any common shares converted under this Note need to be delivered to the Holder within five (5) business days of the receipt of Conversion Notice.

7.	CONVERSION COST. The Company agrees to reimburse Holder’s non-accountable legal fees and certificate processing cost by adding $[____] to the Principal for each note conversion effected by Holder; however, in no case shall the total conversion cost of this Note be over $[_______]

8.	COMMON SHARE ISSUANCE. Upon receipt by the Company of a written request from Holder to convert any amount due under any Note, subject to any limitations on conversion contained in any Note, the Company shall have five (5) business days (“Delivery Date”) to issue the shares of Common Stock rightfully listed in such request. If the Company fails to timely deliver the shares through willful failure or deliberate hindrance, the Company shall pay to Holder in immediately available funds $[_______]per day past the Delivery Date that the shares are actually issued. Any amounts due under this Section shall be paid by the fifth (5th) day of the month following the month in which they accrued or, at the option of Holder, may be added to the principal under any Note. The Company agrees that the right to convert the Notes is a valuable right to Holder and a material consideration of it entering this Agreement. The parties agree that it would be impracticable and extremely difficult to ascertain the amount of actual damages caused by a failure of the Company to timely deliver shares as required hereby. Therefore, the parties agree that the foregoing liquidated damages provision represents reasonable compensation for the loss which would be incurred by the Holder due to any such breach. The parties agree that this Section is not intended to in any way limit Holder’s right to pursue other remedies, including actual damages and/or equitable relief.

9.	REGISTRATION RIGHTS. This Note will have registration rights. The Company shall prepare and file with the United States Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1 (the “ Form S-1”) within 30 days of Effective Date to cover this Note. The Form S-1 Should be effective within 75 days of Effective Date. The additional Notes will be issued pursuant to an effective Form S-1. The legal fees associated with filing the Form S-1 shall be paid by Company. Further, all of the terms, representations, warranties, agreements, covenants and conditions set forth in the Registration Rights Agreement are incorporated herein by reference. To the extent that there is a conflict between any condition, term or provision of this Note and the Registration Rights Agreement, the conditions, terms, and provisions set forth herein shall specifically supersede the conflicting conditions, provisions and/or terms in the Registration Rights Agreement.

10.	ADJUSTMENTS. In case the Company shall at any time prior to the conversion of the Note, or the maturity of the Note, whichever first occurs, effect a recapitalization or reclassification of such character that its Common Stock shall be changed into or become exchangeable for a larger number of shares, then the Conversion Price shall be appropriately adjusted to reflect any such event. There shall be no adjustment to the Conversion Price of the Promissory Note in the event of a reverse stock split or other reduction in the Company’s shares.

11.	DEFAULT The occurrence of any one of the following events shall constitute an Event of Default:

a)	The non-payment, when due or upon demand, of any principal or interest pursuant to this Note;

b)	The material breach of any representation or warranty in the Loan Agreement;

c)	The breach of any material covenant or undertaking herein or therein the Loan Agreement;

d)	The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature;

e)	The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution , or similar process shall be issued against any substantial part of the property of the Company;

f)	The Company liquidates, transfers, sells or assigns substantially all of its assets or elects to wind down its operations or dissolve;

g)	The Company fails to maintain irrevocable TA instruction or file with the Company’s transfer agent;

h)	The Company fails to stay current in its SEC reporting obligations, including maintaining XBRL financial information on the Company’s corporate website;

i)	The Company fails to deliver the Holder the shares of Common Stock rightfully listed in the Conversion Notice and Warrant Exercise Notice within five (5) business days;

j)	The Company defaults on any other debt or warrant agreement exceeding a value of $[_______];

k)	The Company breaches any other agreement it has with Holder or his assigns;

1)	The Company interferes with Holder’s or its assigns’ efforts to remove the restrictive legend from the Common Stock issued as a result of conversion of the Note when Holder or his assign has provided an attorney opinion letter opining that the shares are eligible to have the legend removed pursuant to Rule 144 or otherwise.

There will be no cure period available for the Event of Default as defined in Section 11(d) and 11(e); Upon the occurrence of any Event of Default, and provided such Event of Default as defined in Section ll(a) through l l (c), and 1l(f) through 11(1), has not been cured by the Company within five (5) business days after the occurrence of such Event of Default (except a payment default of any interest, principal and/or other amount when due, of which no cure period is available), the Holder, may, by written notice to the Company, declare all or any portion of the unpaid Principal Amount due to Holder, together with all accrued interest thereon, immediately due and payable (without advanced notice as may otherwise by required hereunder); provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid Principal Amount due to Holder, together with all accrued interest thereon, shall immediately become due and payable without any such notice. Holder shall also have all other remedies available under law and equity. There shall be a default charge equal to [__]% of the sum of any unpaid principal plus any interest accrued as of the default date.

In the event that Holder at its sole discretion elects to allow the Company to continue with repayment of the principal and interest on this Note after an Event of Default, the interest rate on the unpaid principal of this Note will change to [__]% or the highest interest rate currently allowable under Nevada law for loans of this amount (the “Default Interest Rate”). In the event of any changes under Nevada law relating to the increases or decreases of allowable interest rates, this Note will be changed to the highest amount allowable under Nevada law without notification or further ratification. As of the date of Default or any Event of Default, assuming the Holder allows reinstatement or continuation of this Note, the Default Interest Rate shall become the new rate of interest on this Note.

Any payments that the Holder allows under this section shall be made through a wire transfer of funds or Certified Check.

Upon the occurrence of any Event of Default, the Holder at any time, at its sole discretion, may elect to immediately (without prior notice) convert the outstanding Principal Amount of this Note, or any portion of the Principal Amount hereof, and any accrued interest, in whole or in part, into shares of the Common Stock, according to the terms of this Note.

12.	NOTICE. Any and all notices, demands, advance requests or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if (i) personally served, (ii) sent by email on the date such email is sent (provided confirmation of such email being sent is provided upon request) (iii) deposited in the United States mail, postage prepaid, return receipt requested, or (iv) by facsimile with confirmation receipt. Notice hereunder is to be given as follows:

If to the Company:

The Chron Organization, Inc.

5851 Legacy Circle, Suite 600

Plano, Texas 75024

Attn: Alex Rodriguez

If to the Holder:

[  ]

13.	REPRESENTATIONS AND WARRANTIES BY HOLDER. Holder, by its acceptance of this Note, represents and warrants to Company as follows:

(a) Holder is acquiring the Security with the intent to hold as an investment and not with a view of distribution.

(b) Holder is an “accredited investor” within the definition contained in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), and is acquiring the Security for its own account, for investment, and not with a view to, or for sale in connection with, the distribution thereof or of any interest therein. Holder has adequate net worth and means of providing for its current needs and contingencies and is able to sustain a complete loss of the investment in the Security, and has no need for liquidity in such investment. Holder, itself or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Securities, and Holder, either alone or through its officers, employees or agents, has evaluated the merits and risks of the investment in the Security.

(c) Holder acknowledges and agrees that it is purchasing the Security hereunder based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Company.

(d) Holder has no contract, arrangement or understanding with any broker, finder, investment bank, financial intermediary or similar agent with respect to any of the transactions contemplated by this Agreement.

14.	SUCCESSION AND ASSIGNABILITY. This Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Holder may assign any of his or its rights, interests, or obligations hereunder on his or its own discretion without further approval from the Company.

15.	GOVERNING LAW AND CONSENT TO JURISDICTION. This Note shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of law provisions. All disputes arising out of or in connection with this Note, or in respect of any legal relationship associated with or derived from this Note, shall only be heard in any competent court residing in Clark County, Nevada. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. The Company further waives any objection to venue in any such action or proceeding on the basis of inconvenient forum. The Company agrees that any action on or proceeding brought against the Holder shall only be brought in such courts.

16.	ATTORNEYS FEES. In the event the Holder hereof shall refer this Note to an attorney to enforce the terms hereof, the Company agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of the Holder’s rights, including reasonable attorney’s fees, whether or not suit is instituted.

17.	CONFORMITY WITH LAW. It is the intention of the Company and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the Principal Amount of this Note.

18.	SEVERABILITY. If any portion of this Note is declared by a court of competent jurisdiction to be invalid or unenforceable, such portion shall be deemed severed from this Note, and the remaining part shall remain in full force and effect as if no such invalid or unenforceable provisions had been a part of this Note.

19.	WAIVER. Holder shall not be deemed to have waived any rights under this Note unless such waiver is given in a dated writing signed by Holder. No delay or omission on the part of Holder in exercising any right pursuant to this Note shall operate as a waiver of such right or any other right. A waiver by Holder of any provision of this Note or of any rights against any individual, entity or collateral shall not prejudice or constitute a waiver of strict compliance of any other provision of this Note by any other individual or entity. No prior waiver by Holder or course of dealing between Holder and any individual or entity collectively constituting the Company shall constitute a waiver of any rights of Holder or of any obligations pursuant to this Note.

20.	This Note and the Loan Agreement (and the warrant issued thereunder) constitute the entire agreement between the parties relating to the subject matter hereof, and may not be altered or amended except by written agreement signed by the parties.

In witness whereof, the below parties signed and sealed this Note as of above date written.

THE CHRON ORGANIZATION, INC.

(“COMPANY”)

By:
Name:	Alex Rodriguez
Title:	President

HOLDER

By:
Name:
Title:

Initial:______